

<ARTICLE>                     5
<LEGEND>
This schedule contains summary financial information extracted from Krupp Realty
Fund 4 Financial  Statements for the  three months  ended March 31, 2000  and is qualified in its entirety by reference to such financial statements.
</LEGEND>

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                              DEC-31-2000
<PERIOD-START>                                 JAN-01-2000
<PERIOD-END>                                   MAR-31-2000
<CASH>                                             859,794
<SECURITIES>                                             0
<RECEIVABLES>                                       37,069  <F1>
<ALLOWANCES>                                             0
<INVENTORY>                                              0
<CURRENT-ASSETS>                                 1,310,730
<PP&E>                                          35,975,633  <F2>
<DEPRECIATION>                                 (25,425,948) <F3>
<TOTAL-ASSETS>                                  11,897,484
<CURRENT-LIABILITIES>                              646,396
<BONDS>                                         16,459,634
<PREFERRED-MANDATORY>                                    0
<PREFERRED>                                              0
<COMMON>                                                 0
<OTHER-SE>                                      (5,208,546) <F5>
<TOTAL-LIABILITY-AND-EQUITY>                    11,897,484
<SALES>                                                  0
<TOTAL-REVENUES>                                 1,802,175  <F6>
<CGS>                                                    0
<TOTAL-COSTS>                                            0
<OTHER-EXPENSES>                                 1,287,356  <F7>
<LOSS-PROVISION>                                         0
<INTEREST-EXPENSE>                                 381,176
<INCOME-PRETAX>                                          0
<INCOME-TAX>                                             0
<INCOME-CONTINUING>                                      0
<DISCONTINUED>                                           0
<EXTRAORDINARY>                                        805  <F8>
<CHANGES>                                                0
<NET-INCOME>                                       132,838  <F9>
<EPS-BASIC>                                            0  <F9>
<EPS-DILUTED>                                            0  <F9>

<F1> Includes all receivables grouped in "prepaid expenses and  other assets" on the Balance Sheet.
<F2> Multi-family  complexes  of $35,628,034 and  deferred expenses of $347,599.
<F3> Accumulated  depreciation  of $25,118,713 and  accumulated  amortization of deferred expenses of $307,235.
<F4> Represents mortgage notes payble.
<F5> Represents total deficit of the General Partners and  Limited  Partners  of
     ($310,638) and ($4,897,908), respectively.
<F6> Includes all revenue of Partnership.
<F7> Includes operating expenses of $655,653, real estate taxes of $233,483  and depreciation and amortization of $398,220.
<F8> Includes minority interest of ($805).
<F9> Net income allocated $1,328 to the General  Partners and  $130,510  to  the
     Limited Partners. Average net income per Unit of Limited Partner interest is $4.21 on 30,000 Units outstanding.

